Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FOURTH QUARTER AND FISCAL 2020 RESULTS

Company Implements Significant Cost-Reduction Measures

Lengthens Construction Timetable for MSG Sphere In Las Vegas; Expects to Open Venue in Calendar 2023

Maintains Strong Liquidity Position, With $1.2 Billion in Cash and Short-Term Investments at Fiscal Year-End

NEW YORK, N.Y., August 14, 2020 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) today provided an update on its business operations and reported financial results for the fourth quarter and fiscal year ended June 30, 2020. On April 17, 2020, Madison Square Garden Entertainment Corp. (“the Company” or “MSG Entertainment”) became a standalone company, following the completion of its spin-off from The Madison Square Garden Company, which was renamed Madison Square Garden Sports Corp. (“MSG Sports”).

Executive Chairman and CEO James L. Dolan said, “Our core operations performed well over the first eight months of fiscal 2020 and, even after the onset of COVID-19, we completed important initiatives, including the Forum sale and spin-off transaction. However, the ongoing impact of the pandemic has required us to make difficult decisions and take significant action in order to preserve the strength of our balance sheet and ensure we are well-positioned to resume operations when the time is right. Despite the uncertainty for our industry, we remain confident in our business and look forward to when we can bring fans and artists back together in our venues.”

Business Update

Over the first eight months of fiscal 2020, the Company was experiencing positive momentum across its operations. The 2019 season of the Christmas Spectacular Starring the Radio City Rockettes marked the show’s highest grossing run ever. The Company’s entertainment and sports bookings business was on track for a record number of events for the fiscal year and Tao Group Hospitality was delivering strong year-over-year growth. In addition, the Company was making significant progress on a number of important initiatives, including the construction of its MSG Sphere venue in Las Vegas and the completion of both the spin-off transaction and the $400 million sale of the Forum in Inglewood, California.

As a result of the COVID-19 pandemic, in mid-March, the Company’s performance venues and Tao Group Hospitality’s entertainment dining and nightlife venues were closed, and, except for certain Tao Group Hospitality venues, remain closed today. The Boston Calling Music Festival, scheduled for Memorial Day weekend, was canceled. And last week, the Company canceled its Christmas Spectacular production for this upcoming holiday season as a result of the ongoing uncertainty.

Following the shutdown of its venues in March, the Company took immediate steps to reduce discretionary spending and made several difficult decisions. Tao Group Hospitality eliminated essentially all its venue line staff and manager positions. The Company also ended financial support of event-level employees at its performance venues at the end of May. The Company has continued to review its operations and last week implemented additional actions, including a workforce reduction and significantly reduced spending across all departments.

The Company’s MSG Sphere venue in Las Vegas is also impacted. In April, the Company announced that it was suspending construction of MSG Sphere due to COVID-19 related factors that were outside of its control, including supply chain issues. As the ongoing effects of the pandemic have continued to impact its operations, the Company has revised its processes and construction schedule, and has resumed work with a lengthened timetable that enables the Company to better preserve cash in the near-term. The Company remains committed to bringing MSG Sphere to Las Vegas and, based on its new construction schedule, now expects to open the venue in calendar 2023.

The Company has taken these steps to conserve cash and believes it is well positioned to navigate the temporary shutdown. As of June 30, 2020, the Company had approximately $1.2 billion in cash and short-term investments. Debt outstanding consisted of a $33.8 million bank term loan at Tao Group Hospitality. The Company’s cash and cash equivalents at fiscal year-end included approximately $200 million in deferred revenue and collections due to promoters, primarily related to tickets, suites and sponsorships – all of which will be addressed, to the extent necessary, through credits, make-goods, refunds and/or rescheduled dates. As of June 30, 2020, the significant majority of deferred ticket revenue was related to events that have been or are expected to be rescheduled into calendar 2021. Ticketholders for rescheduled events have primarily opted to retain their tickets, and the Company is providing ticket refunds as appropriate.

Results from Operations

For all periods presented through the date of the spin-off, the financial results of the Company are presented in accordance with accounting requirements for the preparation of carve-out financial statements, reflecting the results of the entertainment businesses previously owned and operated by MSG Sports through its MSG Entertainment business segment, as well as the sports bookings business previously owned and operated by MSG Sports through its MSG Sports business segment. These results (through April 17, 2020) do not include the impact of intercompany agreements between the Company and MSG Sports, which were effective as of the date of the spin-off, and may not reflect the level of expenses that would have been incurred by the Company had it been a stand-alone company for the periods presented. Results for the period after the completion of the spin-off (April 18, 2020 through June 30, 2020) reflect the Company on a standalone basis.

The COVID-19 pandemic significantly impacted the Company’s fiscal 2020 results, and also led to significant non-cash impairment charges related to Tao Group Hospitality. In addition, fiscal 2020 results include a gain, resulting from the Forum sale and associated settlements, which was recorded during the fiscal 2020 fourth quarter. For fiscal 2020, the Company generated $762.9 million in revenues, a 27% decrease as compared to fiscal 2019. The Company had an operating loss of $59.8 million and an adjusted operating loss of $43.3 million in fiscal 2020, compared to an operating loss of $45.6 million and adjusted operating income of $103.9 million in fiscal 2019.(1)(2)(3)

For the fiscal 2020 fourth quarter, the Company reported revenues of $9.0 million, a decrease of 96% as compared with the prior year quarter. The Company had operating income of $94.4 million and an adjusted operating loss of $103.5 million, compared to an operating loss of $57.2 million and an adjusted operating loss of $21.5 million in the prior year quarter.(2)(3)(4)

Segment Results for the Quarters and Years Ended June 30, 2020 and 2019:

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2020	2019	% Change	2020	2019	% Change
Revenues:
Entertainment	$8.6	$153.8	(94)%	$585.2	$797.1	(27)%
Tao Group Hospitality	1.3	61.9	(98)%	180.2	253.7	(29)%
Other(5)	(0.9)	(0.5)	NM	(2.5)	(1.8)	NM

Total Revenues	$9.0	$215.2	(96)%	$762.9	$1,048.9	(27)%

Operating Income (Loss):
Entertainment	$118.2	$(57.5)	NM	$71.0	$(42.6)	NM
Tao Group Hospitality	(20.6)	5.6	NM	(102.6)	17.7	NM
Other(5)	(3.3)	(5.2)	NM	(28.2)	(20.7)	NM

Total Operating Income (Loss)	$94.4	$(57.2)	NM	$(59.8)	$(45.6)	(31)%

Adjusted Operating Income (Loss):
Entertainment	$(90.2)	$(28.5)	NM	$(44.3)	$79.7	NM
Tao Group Hospitality	(13.0)	7.1	NM	1.5	24.3	(94)%
Other(5)	(0.3)	(0.1)	NM	(0.5)	(0.1)	NM

Total Adjusted Operating Income (Loss)	$(103.5)	$(21.5)	NM	$(43.3)	$103.9	NM

Note: Does not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)

Fiscal 2020 and fiscal 2020 fourth quarter operating loss results include $105.8 million and $3.6 million, respectively, in impairment charges related to Tao Group Hospitality. Fiscal 2020 and fiscal 2020 fourth quarter operating results include a $240.8 million gain on the sale of the Forum and associated settlements.

(3)	Fiscal 2019 operating results include the results for the Forum for the entire period while fiscal 2020 operating results include the Forum’s results through May 1, 2020.
(4)	In the fiscal 2020 fourth quarter, the Company eliminated the three-month lag in Tao Group Hospitality’s operating results.
(5)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2020 fourth quarter, Entertainment segment revenues of $8.6 million decreased 94%, or $145.2 million, as compared with the prior year quarter, primarily reflecting the impact of COVID-19. The temporary closure of the Company’s venues led to decreases of $93.8 million in event-related revenues; $21.5 million in venue-related sponsorship and signage revenues; and $16.2 million in suite license fees. In addition, the cancellation of the Boston Calling Music Festival led to an additional revenue decrease of $10.6 million.

Fiscal 2020 fourth quarter direct operating expenses of $34.4 million decreased 72%, or $89.7 million, as compared with the prior year quarter. The absence of events in the quarter led to decreases of $55.0 million in event-related expenses at the Company’s venues; $14.9 million in event-related expenses for the Boston Calling Music Festival; $11.9 million in suite license expenses; and $9.4 million in venue-related sponsorship and signage expenses. This was partially offset by an increase in venue operating expenses of $5.8 million, primarily due to the Company’s decision to pay certain event-level employees through May 2020.

Fiscal 2020 fourth quarter selling, general and administrative expenses of $76.4 million increased 16%, or $10.7 million, as compared with the prior year quarter. This primarily reflects higher employee compensation and related benefits of $14.6 million, including the impact of severance-related costs attributable to separation agreements, partially offset by a decrease in professional fees of $3.7 million.

Fiscal 2020 fourth quarter operating income of $118.2 million increased by $175.7 million and adjusted operating loss of $90.2 million increased by $61.7 million. The improvement in operating income includes the impact of a $240.8 million gain on the sale of the Forum and associated settlements recorded in the fiscal 2020 fourth quarter. The increased adjusted operating loss primarily reflects the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses, partially offset by lower direct operating expenses.

Tao Group Hospitality

For the fiscal 2020 fourth quarter, Tao Group Hospitality segment revenues of $1.3 million decreased 98%, or $60.5 million, as compared to the prior year quarter, primarily due to the temporary closure of its entertainment dining and nightlife venues as a result of the COVID-19 pandemic.

Fiscal 2020 fourth quarter direct operating expenses of $6.6 million decreased 82%, or $29.7 million, as compared to the prior year quarter. Employee compensation and related benefits decreased $16.0 million, primarily due to the elimination of essentially all of Tao Group Hospitality’s venue staff positions in late March. In addition, the cost of food and beverage decreased $10.7 million, a result of the temporary closure of Tao Group Hospitality’s venues.

Fiscal 2020 fourth quarter selling, general and administrative expenses of $8.6 million decreased 53%, or $9.8 million, as compared to the prior year quarter. This primarily reflects a decrease in marketing costs of $3.4 million, as well as a decrease in employee compensation and related benefits of $1.5 million and other net decreases.

Fiscal 2020 fourth quarter operating income decreased by $26.1 million to a loss of $20.6 million and adjusted operating income decreased by $20.1 million to a loss of $13.0 million, both compared to the prior year quarter. This primarily reflects the decrease in revenues, partially offset by lower direct operating expenses and, to a lesser extent, lower selling, general and administrative expenses. Fiscal 2020 fourth quarter operating loss includes a net impairment charge of $4.8 million.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment experiences. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian, and has announced plans to build a second MSG Sphere in London, pending necessary approvals. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including Tao, Marquee, Lavo, Avenue, Beauty & Essex and Cathédrale. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with the arena license agreements with Madison Square Garden Sports Corp., (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, and (vi) gains or losses on sales or dispositions of businesses and associated settlements, which is referred to as adjusted operating income (loss), a non-GAAP measure. In addition to excluding the impact of the items discussed above, the impact of purchase accounting adjustments related to business acquisitions is also excluded in evaluating the Company’s consolidated adjusted operating income (loss). We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the arena license agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We did not accrue any leasing revenue during fiscal 2020 because the arena license agreements provide that license payments are not due during the government mandated closure of The Garden.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns EVP and Chief Communications Officer Madison Square Garden Entertainment Corp. (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 9:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 888-421-7163 / Conference ID Number 1447748

Conference call replay number is 855-859-2056 / Conference ID Number 1447748 until August 21, 2020

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$8,999	$215,197	$762,936	$1,048,909
Direct operating expenses	41,729	161,221	508,122	670,641
Selling, general and administrative expenses	84,981	83,893	344,637	314,522
Depreciation and amortization	25,100	27,296	104,899	109,343
Impairment for intangibles, long-lived assets, and goodwill	3,606	—	105,817	—

Gain on disposal of assets held for sale and associated settlements	(240,783)	—	(240,783)	—

Operating income (loss)	94,366	(57,213)	(59,756)	(45,597)
Other income (expense):
Earnings (loss) in equity method investments	(694)	(9,790)	(4,433)	7,062
Interest income	751	8,072	17,993	30,163
Interest expense	(446)	(5,393)	(2,300)	(15,262)
Miscellaneous expense, net	39,850	(1,943)	38,855	(6,061)

Income (loss) from operations before income taxes	133,827	(66,267)	(9,641)	(29,695)
Income tax benefit (expense)	(13,732)	1,169	(5,046)	(443)

Net income (loss)	120,095	(65,098)	(14,687)	(30,138)
Less: Net loss attributable to redeemable noncontrolling interests	(5,238)	(3,637)	(30,387)	(7,299)
Less: Net loss attributable to nonredeemable noncontrolling interests	(1,293)	(2,172)	(1,534)	(4,945)

Net income (loss) attributable to Madison Square Garden Entertainment Corp.’s stockholders	$126,626	$(59,289)	$17,234	$(17,894)

Basic earnings (loss) per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$5.27	$(2.47)	$0.72	$(0.75)
Diluted earnings (loss) per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$5.26	$(2.47)	$0.72	$(0.75)
Basic weighted-average number of common shares outstanding	24,019	23,992	23,998	23,992
Diluted weighted-average number of common shares outstanding	24,095	23,992	24,017	23,992

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•	Impairment of intangibles, long-lived assets and goodwill. This adjustment eliminates non-cash impairment charges in all periods.

•	Gains or losses on disposal of assets. This adjustment eliminates the impact of gains or losses from the disposition of assets or businesses.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating income (loss)	$94,366	$(57,213)	$(59,756)	$(45,597)
Share-based compensation	12,896	7,472	42,190	35,401
Depreciation and amortization(1)	25,100	27,296	104,899	109,343
Impairment of intangibles, long-lived assets, and goodwill(2)	3,606	—	105,817	—
Gain on disposal of assets held for sale, including associated settlements	(240,783)	—	(240,783)	—
Purchase accounting adjustments	1,338	960	4,367	4,764

Adjusted operating income (loss)	$(103,477)	$(21,485)	$(43,266)	$103,911

(1)	Includes depreciation and amortization related to purchase accounting adjustments.
(2)

As a result of operating disruptions due to COVID-19, the Company was required to assess the carrying value of Tao Group Hospitality’s intangible assets, long-lived assets and goodwill. As a result, the Company recorded a non-cash impairment charge of $105,817 associated with Tao Group Hospitality for the twelve months ended June 30, 2020. This charge reflected $88,583 related to goodwill, as well as impairment charges related to Tao Group Hospitality venues of $13,693 for long-lived assets and $3,541 for intangible assets for the twelve months ended June 30, 2020. For the three months ended June 30, 2020, the Company recorded a non-cash impairment charge related to Tao Group Hospitality venues of $3,606. This charge reflected $7,885 related to goodwill, partially offset by net impairment credits related to Tao Group Hospitality venues of $4,279.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended
	June 30,
	2020	2019	% Change
Entertainment	$8,550	$153,796	(94)%
Tao Group Hospitality	1,337	61,861	(98)%
Other(1)	(888)	(460)	NM

Total Madison Square Garden Entertainment Corp.	$8,999	$215,197	(96)%

	Twelve Months Ended
	June 30,
	2020	2019	% Change
Entertainment	$585,208	$797,058	(27)%
Tao Group Hospitality	180,201	253,651	(29)%
Other(1)	(2,473)	(1,800)	NM

Total Madison Square Garden Entertainment Corp.	$762,936	$1,048,909	(27)%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended			Three Months Ended
	June 30,			June 30,
	2020	2019	% Change	2020	2019	% Change
Entertainment	$118,203	$(57,537)	NM	$(90,223)	$(28,484)	NM
Tao Group Hospitality	(20,583)	5,564	NM	(12,987)	7,074	NM
Other(1)	(3,254)	(5,240)	NM	(267)	(75)	NM

Total Madison Square Garden Entertainment Corp.	$94,366	$(57,213)	NM	$(103,477)	$(21,485)	NM

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Twelve Months Ended			Twelve Months Ended
	June 30,			June 30,
	2020	2019	% Change	2020	2019	% Change
Entertainment	$71,016	$(42,573)	NM	$(44,251)	$79,696	NM
Tao Group Hospitality	(102,588)	17,716	NM	1,477	24,290	(94)%
Other(1)	(28,184)	(20,740)	NM	(492)	(75)	NM

Total Madison Square Garden Entertainment Corp.	$(59,756)	$(45,597)	(31)%	$(43,266)	$103,911	NM

(1)

Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments. For the three months ended June 30, 2020 and 2019, purchase accounting adjustments were $2,987 and $5,165, respectively. For the twelve months ended June 30, 2020 and 2019, purchase accounting adjustments were $27,692 and $20,665.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$906,555	$1,082,055
Restricted cash	17,749	10,010
Short-term investments	337,192	108,416
Accounts receivable, net	57,184	81,044
Net related party receivables	23,062	1,722
Prepaid expenses	62,127	24,067
Other current assets	22,633	39,430

Total current assets	1,426,502	1,346,744
Investments and loans to nonconsolidated affiliates	52,622	84,560
Property and equipment, net	1,646,115	1,349,122
Right-of-use lease assets	220,328	—
Amortizable intangible assets, net	150,426	214,391
Indefinite-lived intangible assets	63,801	65,421
Goodwill	74,309	165,558
Other assets	85,103	89,963

Total assets	$3,719,206	$3,315,759

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED AND COMBINED BALANCE SHEETS (continued)

(In thousands, except per share data)

(Unaudited)

	June 30,
	2020	2019
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$17,258	$23,974
Net related party payables, current	18,418	18,911
Current portion of long-term debt, net of deferred financing costs	5,429	6,042
Accrued liabilities:
Employee related costs	68,837	82,411
Other accrued liabilities	125,452	88,614
Operating lease liabilities, current	53,388	—
Collections due to promoters	31,879	67,212
Deferred revenue	189,308	186,883

Total current liabilities	509,969	474,047
Related party payables, noncurrent	—	172
Long-term debt, net of deferred financing costs	28,126	48,556
Operating lease liabilities, noncurrent	174,219	—
Defined benefit and other postretirement obligations	26,132	41,318
Other employee related costs	15,591	15,703
Deferred tax liabilities, net	12,450	22,973
Other liabilities	78,279	59,525

Total liabilities	844,766	662,294

Commitments and contingencies
Redeemable noncontrolling interests	20,600	67,627
Madison Square Garden Entertainment Corp. Stockholders’ Equity:
Class A common stock, par value $0.01, 120,000 shares authorized; 19,493 shares outstanding as of June 30, 2020	195	—
Class B common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2020	45	—
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of June 30, 2020	—	—
Additional paid-in capital	2,751,318	—
Retained earnings	141,936	—
Madison Square Garden Sports Corp. Investment	—	2,618,971
Accumulated other comprehensive loss	(51,857)	(46,923)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	2,841,637	2,572,048
Nonredeemable noncontrolling interests	12,203	13,790

Total equity	2,853,840	2,585,838

Total liabilities, redeemable noncontrolling interests and equity	$3,719,206	$3,315,759

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	June 30,
	2020	2019
Net cash provided by operating activities	$96,031	$91,724
Net cash used in investing activities	(389,657)	(228,063)
Net cash provided by (used in) financing activities	122,938	(8,621)
Effect of exchange rates on cash, cash equivalents and restricted cash	2,927	4,669

Net decrease in cash, cash equivalents and restricted cash	(167,761)	(140,291)
Cash, cash equivalents and restricted cash at beginning of period	1,092,065	1,232,356

Cash, cash equivalents and restricted cash at end of period	$924,304	$1,092,065